UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): June 26, 2025
PROVIDENT FINANCIAL SERVICES, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-31566	42-1547151
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

239 Washington Street, Jersey City, New Jersey		07302
(Address of Principal Executive Offices)		(Zip Code)

Registrant's telephone number, including area code 732-590-9200
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol Symbol(s)	Name of each exchange on which registered
Common	PFS	New York Stock Exchange

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17
CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17
CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)     On June 26, 2025, Provident Financial Services, Inc. (the “Company”) entered into an amended and restated employment agreement (the “Employment Agreement”) with Anthony J. Labozzetta, President and Chief Executive Officer (the “Executive”) of the Company and Provident Bank (the “Bank”), which replaces and supersedes the Executive’s prior employment agreement dated as of March 11, 2020 (the “Prior Agreement”). The initial term of the Employment Agreement commenced on June 26, 2025 and continues through June 26, 2028. Commencing on June 26, 2028, and continuing on each June 26th thereafter (each a “Renewal Date”), the term of the agreement will extend for an additional year, so that the term will be twelve full calendar months from such Renewal Date, unless the Company or the Executive provides notice to the other party at least sixty (60) days prior to such Renewal Date that the term will not be extended. If a change of control (as defined in the Employment Agreement) occurs during the term of the Employment Agreement, the term of the Employment Agreement will not end before the second anniversary of the date of the change of control.

The Employment Agreement is substantially similar to the Prior Agreement except: (1) the annual base salary is one million dollars and the annual base salary may increase, but not decrease (except for a decrease that is generally applicable to all executive officers); (2) in the event of a termination of employment without cause (as defined in the Employment Agreement) or a voluntary termination with good reason (as defined in the Employment Agreement), the Executive will be entitled to receive: (x) a cash severance payment equal to two times the sum of the Executive’s base salary as of the date of termination, and the cash incentive that would be paid or payable to the Executive at target for the Bank’s fiscal year in which the date of termination occurs (or for the prior fiscal year if the incentive opportunity has not yet been determined), and (y) if the Executive elects continued health insurance under the Consolidated Omnibus Reconciliation Act of 1985 (“COBRA”), the Bank will reimburse the Executive the amount of such premiums, less the active employee charge for such coverage, for up to twenty-four (24) months; (3) in the event of a termination of employment without cause or a voluntary termination with good reason in connection with a change in control, the Executive will be entitled to receive: (x) a cash severance payment equal to three times the sum of the Executive’s base salary as of the date of termination (or, if greater, the base salary in effect on the change in control date), and the cash incentive that would be paid or payable to the Executive at target for the Bank’s fiscal year in which the date of termination occurs (or for the prior fiscal year if the incentive opportunity has not yet been determined), and (y) a cash payment equal to thirty-six (36) times the monthly COBRA premium (less the active employee charge for such coverage) and thirty-six (36) times the Bank’s monthly cost of life and disability insurance coverage; (4) in the event that an excise tax under Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended, would be assessed on the payments or other benefits received under the Employment Agreement in connection with a change in control, the Executive would receive either: (x) all the payments and benefits to which he is entitled under the Employment Agreement, subject to the excise tax; or (y) have such payments and benefits reduced by the minimum amount necessary so that the excise tax will not apply, if such reduction would result in a greater net after-tax benefit to the Executive; and (5) the non-compete restriction period was increased to one year from the date of termination with the Company and the Bank.

The foregoing summary of the Employment Agreement does not purport to be complete, and is qualified in its entirety by the full text of the Employment Agreement, which is attached to this Form 8-K as Exhibit 10.1 and incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits

(a)     Financial Statements of Businesses Acquired. Not applicable.

(b)    Pro Forma Financial Information. Not applicable.

(c)     Shell Company Transactions. Not applicable.

(d)    Exhibits.

Exhibit No.        Description
10.1    Employment Agreement between Provident Financial Services, Inc. and Anthony J. Labozzetta dated June 26, 2025.
104    Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

PROVIDENT FINANCIAL SERVICES, INC.

DATE:	June 26, 2025	By:/s/ Thomas M. Lyons
Thomas M. Lyons
Senior Executive Vice President and Chief Financial Officer